[Letterhead of Chase Home Finance LLC]

Exhibit 35.1.5.3

SUBSERVICER COMPLIANCE STATEMENT

RE: Citigroup Mortgage Loan Trust Inc. Mortgage Pass-Through Certificates, Series 2007-AR1: This Pooling and Servicing Agreement, is dated and effective as of January 1, 2007, among Citigroup Mortgage Loan Trust Inc., as Depositor, Citimortgage, Inc., as Master Servicer and Trust Administrator, Citibank, N.A. as Paying Agent, Certificate Registrar and Authenticating Agent and U.S. Bank National Association, as Trustee

The undersigned, each a duly authorized officer of Chase Home Finance LLC (“CHF”), do hereby certify that:

1.           CHF is a Subservicer of JPMorgan Chase Bank, National Association (“the Subservicer” per the Mortgage Loan Subservicing Agreement, dated October 1, 2007) under the Agreement

2.           A review of the activities of CHF during the period from October 1, 2007 to December 3, 2007 and of the performance of CHF under the Agreement has been made under our supervision; and

3.           To the best of our knowledge, based on such review, CHF has fulfilled all its obligation under the Agreement in all material respects throughout such period.

Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.

Date: 02/28/2008

Chase Home Finance LLC,
as Subservicer

By: /s/ Kim Greaves
Name: Kim Greaves
Title:	Senior Vice President
Servicing Manager

By: /s/ Jim Miller
Name: Jim Miller
Title:	Senior Vice President
Default Servicing Manager